Exhibit 10.18

AMENDMENT NO. 1 TO THE

INDEPENDENT CONTRACTOR AGREEMENT

THIS AMENDMENT NO. 1 to the Independent Contractor Agreement (the “Agreement”) is effective as of December 3, 2016 and is by and between PROVECTUS BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and JOHN R. GLASS, an Illinois citizen (“Contractor”). Collectively the Company and the Contractor shall be referred to herein as the “Parties.”

WHEREAS, the Parties previously entered into that certain Independent Contractor Agreement, effective April 19, 2016 (the “Agreement”); and

WHEREAS, the Company and the Contractor wish to amend certain terms of the Agreement.

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, it is agreed:

1. Amendments.

(a)	Section 1 (Services of Contractor) is hereby deleted in its entirety and insert in lieu thereof the following:

Contractor agrees to serve as interim Chief Financial Officer of the Company, performing such duties and services that are consistent with the position of Chief Financial Officer for a public company and as may be assigned from time to time by the Chief Executive Officer and/or the Company’s Board of Directors (“Board”). During his consultancy hereunder, Consultant shall devote his best efforts, time and attention to the performance of the duties required or necessary in order to serve as the interim Chief Financial of the Company. Contractor will perform these services, for the most part, from the Company’s headquarters at 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee. Contractor agrees that he will be generally available to provide services to the Company on a full-time basis for up to five (5) days per week, but Contractor may perform services, to the extent feasible, from Contractor’s headquarters in Chicago, Illinois.

(b)	Section 2 (Term) of the Agreement is hereby deleted in its entirety and insert in lieu thereof:

This Agreement shall remain in effect upon a month to month basis until either Party provides sixty (60) days prior written notice of such Party’s intent to terminate the Agreement.

(c)	Section 4 (Payment for Services) is hereby deleted in its entirety and insert in lieu thereof:

A.	For services rendered under this Agreement, Contractor shall receive $125 per hour. Invoices indicating payment and expenses owed shall be submitted to the Company bi-weekly. Payment shall be made to Contractor within seven (7) days following the Company’s receipt of each such invoice, unless there is a bona fide dispute over the amount or other terms of an invoice, in which case the Company shall pay the undisputed amount only.

B.	So long as Contractor is serving as interim Chief Financial Officer on each date set forth below, Contractor will receive payments of $20,000 cash on each of January 1, April 1, June 1, and September 1, 2017, or the first business day after that date if those dates fall on a weekend or Company holiday (the “Bonus Payments”).

C.	Notwithstanding subsection (B) above, following the termination of this Agreement by the Company as a result of the hiring of an additional permanent Chief Financial Officer and in the event Contractor does not receive all Bonus Payments, Contractor shall nevertheless be entitled to a payment of $20,000 (the “Severance Amount”), the Severance Amount to be paid after the expiration of three (3) months after termination of the Agreement. In order to be entitled to the Severance Amount, Contractor must agree, upon the receipt of reasonable notice from the Company (including from the Company’s outside counsel), to provide assistance and cooperation to the Company in the operation of Company’s business in regards to financial statements, contracts, public filings, and the like, as may be reasonably requested from time to time. By way of example, assistance and cooperation may include (a) being available for brief telephone conferences with outside counsel and/or Company personnel, (b) reviewing documents or other data, (c) providing information about past practices, agreements, and other similar arrangements.

2. Reaffirmation. Other than as set forth in this Amendment, the Agreement remains in full force and effect. This Amendment contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Parties, written or oral, respecting the subject matter hereof. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern.

3. Governing Law. This Amendment will be governed by and construed under the laws of the State of Tennessee without regard to any conflicts of laws principles that would require the application of any other law.

[Signatures contained on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective on the 3rd day of December, 2016.

JOHN R. GLASS

/s/ John R. Glass
Contractor

PROVECTUS BIOPHARMACEUTICALS, INC.

/s/ Timothy C. Scott

By:	Timothy C. Scott

Title:	President

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